Exhibit 10.6

FOURTH AMENDED AND RESTATED EXECUTIVE

EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made effective as of November 30, 2002 (the “Effective Date”), between CryoCor, Inc., a Delaware corporation, hereinafter referred to as “CryoCor,” and Gregory M. Ayers, hereinafter referred to as “Ayers.”

RECITALS

WHEREAS, Ayers and CryoCor entered into that certain Executive Employment Agreement effective as of September 1, 2000 (the “Original Agreement”);

WHEREAS, Ayers and CryoCor entered into that certain Amended and Restated Executive Employment Agreement effective as of November 1, 2001 (the “First Amendment”);

WHEREAS, Ayers and CryoCor entered into that certain Second Amended and Restated Executive Employment Agreement effective as of January 1, 2002 (the “Second Amendment”);

WHEREAS, Ayers and CryoCor entered into that certain Third Amended and Restated Executive Employment Agreement effective as of July 1, 2002 (the “Prior Agreement”)

WHEREAS, the Prior Agreement requires that it may only be amended with the written consent of Ayers and the Board of Directors of CryoCor;

WHEREAS, CryoCor and Ayers desire to amend and restate the Prior Agreement; and

WHEREAS, this Agreement is subject to and shall be effective and binding on Ayers and CryoCor only upon the written consent of Ayers and the Board of Directors of CryoCor.

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment. CryoCor hereby employs Ayers, and Ayers hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Subject to the provisions hereof, Ayers is employed as President and Chief Executive Officer (“CEO”) and shall have the duties and responsibilities assigned by CryoCor’s Board of Directors (“Board of Directors”) as may be reasonably assigned from time to time; provided CryoCor reserves the right to modify Ayers’ position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Ayers continues to report to the Board of Directors. Ayers shall perform faithfully and diligently all duties assigned to him.

2.2 Level of Efforts; Loyalty. During Ayers’ employment by CryoCor, Ayers shall devote Ayers’ full business energies, interest, abilities and productive time, during normal business hours, to the proper and efficient performance of Ayers’ duties under this Agreement. Notwithstanding this Section 2.2, CryoCor agrees that Ayers may engage in the board and other activities described in Exhibit A hereto, as long as: (i) such activities do not interfere with his duties to CyroCor; (ii) such activities are not for the benefit of an entity that competes with CyroCor and/or any of its Affiliates (as defined herein), either directly or indirectly, in any manner or capacity, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of CyroCor and/or any of its Affiliates; and (iii) Ayers acknowledges that he is not serving on any such board or engaging in such other activities at the request of CyroCor and will not seek any indemnification from CyroCor under the Bylaws of CyroCor, this Agreement or any other agreement or as a matter of law with respect to such service and Ayers will not serve on any public company board unless that company carries director and officer liability insurance with customary coverage from reputable highly rated insurance carriers and indemnity agreements that provide for advances of Ayers’ expenses should he be sued in his capacity as director. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

3. Term.

3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on July 1, 2002 and continuing for one year (“Initial Term”), unless sooner terminated in accordance with the provisions hereof.

3.2 Renewal. On completion of the Initial Term specified in subsection 3.1 above, subject to any other termination provided herein, this Agreement will automatically renew for a subsequent one-year term unless both parties mutually agree not to renew this Agreement for a subsequent one-year term.

4. Compensation.

4.1 Base Salary. As compensation for Ayers’ performance of his duties hereunder, CryoCor shall pay to Ayers an initial Base Salary of Four Hundred Fifty Thousand Dollars ($450,000) per year, payable in accordance with CryoCor’s normal payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2 Stock Options.

(a) Ayers has previously been granted an incentive stock option to purchase (i) 233,333 shares of CryoCor common stock (“Common Stock”) under CryoCor, Inc.’s 2000 Stock Option Plan (the “Plan”) at an exercise price equal to $0.42 per share, subject to the terms of the option agreement related thereto, and (ii) 384,030 shares of Common Stock under the Plan, at an exercise price equal to $0.27 subject to the terms of the option agreement related thereto (the “Options”). The Options have been adjusted to reflect a 1 for 3 reverse stock split of the Company’s capital stock.

(b) In the event of a Change of Control (as defined in subsection 7.6(c) below) where the Options remain in place or where Ayers is to receive comparable substitute options in the acquiror or the resultant entity, then there shall be immediate vesting as of the consummation of such transaction as to 50% of the remaining unvested shares (i.e., 50% of CryoCor’s right to repurchase such shares, as applicable) shall terminate (and remaining amounts shall vest ratably over the course of the remaining applicable vesting term). In the event of a Change of Control that results in the Options being canceled with no comparable substitute options being issued, then there shall be immediate vesting as of the consummation of such transaction of 100% of the remaining unvested shares. The Options will otherwise be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Ayers will be required to sign as appropriate as a condition of receiving the Options.

4.3 Performance and Salary Review. The Board of Directors will periodically review Ayers’ performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion, subject to the terms hereof.

5. Executive Benefits.

5.1 Customary Fringe Benefits. Ayers will be eligible for all customary and usual fringe benefits generally available to senior executives of CryoCor subject to the terms and conditions of CryoCor’s benefit plan documents. CryoCor reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Ayers.

5.2 Use of Company Vehicle. During Ayers’ employment, CryoCor shall lease and insure for the benefit of and provide to Ayers a leased vehicle (not to exceed $700/month) for his sole and exclusive use in connection with the performance of his duties under this Agreement.

5.3 Vacation. Ayers shall be entitled to accrue consistent with the policies CryoCor establishes for paid vacation. Ayers agrees not to take vacation at times that would be detrimental to CryoCor’s interests.

5.4 Life Insurance. During Ayers’ employment with CryoCor, CryoCor will maintain a term life insurance policy insuring Ayers with a death benefit payable to Ayers’ estate in an amount equivalent to at least $450,000, provided Ayers is insurable in that amount pursuant to reasonable policy requirements and premiums (maximum $12,000 annually). Ayers agrees to cooperate with CryoCor in obtaining such life insurance, including submitting to a physical examination if required to do so by the insurance carrier.

5.5 Loan. The Company agrees to make available to Ayers a bridge loan (the “Loan”) in an amount not to exceed one hundred seventy-five thousand dollars ($175,000), upon the repayment of a previous mortgage assistance loan in the amount of six hundred fifty thousand dollars ($650,000) made by the Company to Ayers pursuant to the terms of a Secured Promissory Note. The Loan will be secured by the equity in Ayers’ current residence at 7304 Noche Tapatia, Rancho Santa Fe, CA 92067, and will be made pursuant to the terms of the Secured Promissory Note attached hereto as Exhibit B.

5.6 Annual Bonus. Ayers shall be eligible to earn an annual bonus of [$58,333] for years 2003-2004 and [$58,334] for year 2005 (the “Annual Bonus”). The Annual Bonus will be paid in the last pay period in November of the applicable fiscal year and is subject to standard payroll deductions and withholdings. Ayers must be employed by the Company at the time the bonus is payable in order to earn and receive the Annual Bonus. In the event Ayers’ employment with the Company terminates, for any reason, prior to the time the annual bonus is payable, he will receive a pro rata bonus calculated by multiplying his annual bonus amount by a fraction, the numerator of which shall be the number of days in the applicable fiscal year beginning with the date of the last Annual Bonus payment and ending with Ayer’s date of termination, and the denominator of which shall be three hundred sixty five (365). In addition, in the event the Company files a registration statement under the Securities Act of 1933, as amended, covering the registration of shares of the Company’s Common Stock in connection with a public offering, the Annual Bonus payment shall be accelerated in full, such that Ayers shall receive the amount he would be entitled to receive pursuant to Section 5.6 if he remained employed by CryoCor through November of fiscal year 2005, provided that, the foregoing payments shall be subject to standard deductions and withholdings.

6. Expenses.

6.1 Business Expenses. Ayers will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of CryoCor. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with CryoCor’s policies.

6.2 Payment Upon execution of this Agreement, Ayers shall receive two hundred twenty five thousand dollars ($225,000) as satisfaction for any Relocation Allowance he was otherwise entitled to receive pursuant to Section 6.2 of the Prior Agreement.

7. Termination of Ayers’ Employment.

7.1 Termination for Cause by CryoCor. Although CryoCor anticipates a mutually rewarding employment relationship with Ayers, CryoCor may terminate Ayers’ employment immediately (except where this subsection 7.1 otherwise provides for notice and an opportunity to cure) at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Ayers with respect to Ayers’ obligations or otherwise relating to the business of CryoCor; (b) Ayers’ material breach of this Agreement or CryoCor’s Employee Innovations and Proprietary Rights Agreement; (c) Ayers’ conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Ayers’ willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (e) Ayers’ failure to perform the essential functions of Ayers’ position, with or without reasonable accommodation, due to a mental or physical disability; and (f) Ayers’ death. In the event Ayers’ employment is terminated in accordance with subsections 7.1(d) or (e), Ayers shall be given notice of the violation or failure and thirty (30) days opportunity to cure any such violation or failure; provided however, that Ayers shall only be entitled to a cure period once under this subsection 7.1 in any consecutive three (3) month period. In the event Ayers’ employment is terminated in accordance with this subsection 7.1, Ayers shall be entitled to receive only the Base Salary then in effect and the Annual Bonus, both prorated to the date of termination. All other CryoCor obligations to Ayers pursuant to this Agreement will become automatically terminated and completely extinguished as of such termination; and Ayers will not be entitled to receive the Separation Package described in subsection 7.2(a) below.

7.2 Termination Without Cause by CryoCor; Severance. CryoCor may terminate Ayers’ employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Ayers. In the event of such termination, Ayers will receive the “Separation Package” described in subsection 7.2(a) below, provided that Ayers complies with the conditions set forth in 7.2(b) below. All other CryoCor obligations to Ayers pursuant to this Agreement will become automatically terminated and completely extinguished as of such termination of employment; provided Ayers shall have rights with respect to the Options as provided in the respective option agreements related thereto.

(a) Separation Package. The Separation Package shall consist of the following: a severance payment equal to (a) the greater of (i) one (1) year’s Base Salary as in effect at the time of termination or (ii) $450,000, provided that the foregoing payment shall be subject to standard deductions and withholdings and payable in equal installments over twelve months in accordance with CryoCor’s regular payroll cycle, and

(b) the Annual Bonus payment shall be accelerated in full, such that Ayers shall receive the amount he would be entitled to receive pursuant to Section 5.6 if he remained employed by CryoCor through November of fiscal year 2005, provided that the foregoing payments shall be subject to standard deductions and withholdings. Ayers agrees that the severance payments may be reduced by CryoCor to fulfill any outstanding payments or debts due and owing by Ayers to CryoCor following written notice of its intent to make such deductions.

(b) Conditions to Receive Separation Package. The Separation Package described in subsection 7.2 (a) above will be paid provided the following conditions are met: (i) Ayers executes a full general release, releasing all claims, known or unknown, suspected or unsuspected, that Ayers may have against CryoCor arising out of or any way related to Ayers’ employment or termination of employment with CryoCor; and (ii) Ayers complies with all surviving provisions of this Agreement as specified in subsection 13.8 below.

7.3 Voluntary Resignation by Ayers for Good Reason/Severance. Ayers may voluntarily resign Ayers’ position with CryoCor for Good Reason at any time on thirty (30) days’ advance written notice. In the event of Ayers’ resignation for Good Reason, Ayers will be entitled to receive the Separation Package described in subsection 7.2(a) above, provided that Ayers complies with all of the conditions in subsection 7.2(b) above. All other CryoCor obligations to Ayers pursuant to this Agreement will become automatically terminated and completely extinguished as of such termination of employment. Ayers will be deemed to have resigned for Good Reason upon resignation in the event of any of the following without Ayers’ consent: (a) CryoCor’s material breach of this Agreement; (b) Ayers’ Base Salary is reduced by more than twenty-five percent (25%) below Ayers’ Base Salary in effect at any time during the preceding twelve months, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (c) Ayers’ position and/or duties are modified so that Ayers’ duties are no longer consistent with the position of a senior executive or Ayers no longer reports to the Board of Directors; (d) the relocation of CryoCor’s executive offices or principal business location to a point more than thirty (30) miles from the San Diego County, California area; or (e) a failure by CryoCor to obtain from any successor, before the succession takes place, an agreement to assume the obligations and perform all of the terms and conditions of this Agreement.

7.4 Voluntary Resignation by Ayers Without Good Reason. Ayers may voluntarily resign Ayers’ position with CryoCor without Good Reason, on thirty (30) days’ advance written notice. In the event of Ayers’ resignation without Good Reason, Ayers’ will be entitled to receive only the Base Salary earned and accrued through the thirty-day notice period and no other amount for the remaining months of the one-year renewal term, if any. All other CryoCor obligations to Ayers pursuant to this Agreement will become automatically terminated and completely extinguished as of such termination of employment (e.g., Ayers will not be entitled to receive the Separation Package described in subsection 7.2(a) above); provided, however, that Ayers may, if applicable, still be entitled to the benefit specified at subsection 7.7 hereof, and provided further that Ayers shall have rights with respect to the Options as provided in the respective option agreements related thereto.

7.5 Termination by Mutual Agreement or Expiration of the Agreement. Ayers’ employment may also terminate immediately upon the express, written and mutual agreement signed by Ayers and a member of CryoCor’s Board of Directors (upon authorization of the Board of Directors), other than Ayers. In the event of such termination, Ayers will receive only the Base Salary then in effect, prorated to the date of termination. All other CryoCor obligations to Ayers will become automatically terminated and completely extinguished as of such termination of employment (e.g., Ayers will not be entitled to the Separation Package described in subsection 7.2(a) above); provided, however, that Ayers may, if applicable, still be entitled to the benefit specified at subsection 7.7 hereof, and provided further that Ayers shall have rights with respect to the Options as provided in the respective option agreements related thereto.

7.6 Termination Upon A Change In Control.

(a) Change of Control Separation Package. If Ayers’ employment is terminated by CryoCor or its successor within twelve (12) months after a Change in Control (as that term is defined below), other than for Cause (as defined in subsection 7.1 above), or Ayers resigns for Good Reason (as defined in subsection 7.3 above), Ayers shall be entitled to receive the following “Change of Control Separation Package,” provided that Ayers complies with all the conditions described in subsection 7.2(b) above: (i) a severance payment equal to the greater of (x) one (1) year’s Base Salary as in effect at the time of termination and (y) $450,000, and shall be subject to standard deductions and withholdings and payable in equal installments over twelve months in accordance with CryoCor’s regular payroll cycle; (ii) the Annual Bonus payment shall be accelerated in full, such that Ayers shall receive the amount he would be entitled to receive pursuant to Section 5.6 if he remained employed by CryoCor through November of fiscal year 2005; and (iii) all unvested shares under the Options shall automatically vest and/or thereafter be subject to no repurchase rights of CryoCor. Ayers agrees that the severance payments may be reduced by CryoCor to fulfill any outstanding payments or debts due and owing by Ayers to CryoCor following written notice of its intent to make such deductions.

(b) 280G. In the event that any payment received or to be received by Ayers pursuant to this Agreement and/or the vesting and exercisability of the Options and/or the lapse of reacquisition or repurchase rights with respect to Options (collectively, the “Payment”) would otherwise (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this subsection would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then

(i) at the reasonable request in writing of Ayers in anticipation of a Change of Control, the Company shall use reasonable efforts to solicit and obtain the approval from a sufficient number of stockholders of the Company of such portion of the Payment to Ayers that would otherwise subject the Payment to the Excise Tax (the “Excess Payment”), if such approval under then-applicable law would prevent such payment from triggering the Excise Tax (and Ayers acknowledges that there can be no assurance that such approval would be obtained, and failure to obtain such approval under current law means that Ayers would have no right to the Excess Payment); and in the event of no such request by Ayers, then

(ii) such payment (the “Benefits”) shall instead be either:

(A) provided to Ayers in full, or

(B) provided to Ayers as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Ayers, on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under the Excise Tax. Unless CryoCor and Ayers otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by Ayers (the “Accountant”). In the event of a reduction of Benefits hereunder, Ayers shall be given the choice of which Benefits to reduce. For purposes of making the calculations required by this subsection, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. CryoCor and Ayers shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this subsection. CryoCor shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

(c) Change of Control. A Change of Control is defined as any one of the following occurrences:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of CryoCor under an employee benefit plan of CryoCor, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of CryoCor representing more than 50% of (A) the outstanding shares of capital stock of CryoCor on an as-converted-to-common basis or (B) the combined voting power of the CryoCor’s then-outstanding securities; or

(ii) the sale or disposition of all or substantially all of CryoCor’s assets (or any transaction having similar effect is consummated); or

(iii) CryoCor is party to a merger or consolidation that results in the holders of voting securities of CryoCor outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of CryoCor or such surviving entity outstanding immediately after such merger or consolidation. For the purpose of avoiding ambiguity, any consolidation or merger effected primarily to change the domicile of the Company shall not be deemed a Change of Control.

7.7 Termination of Employment With Continued Service. In the event Ayers’ employment is terminated and Ayers continues to serve CryoCor in the capacity of consultant or director, then the Options shall continue to vest in accordance with the provisions of the option agreements relating thereto and the Plan, as applicable.

8. No Conflict of Interest. During the term of Ayers’ employment with CryoCor and during any period Ayers is receiving payments from CryoCor, Ayers must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with CryoCor. Such work shall include, but is not limited to, directly or indirectly competing with CryoCor in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which CryoCor is now engaged or in which CryoCor becomes engaged during the term of Ayers’ employment with CryoCor, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Ayers to choose to discontinue the other work or resign employment with CryoCor. If the Board of Directors believes such a conflict exists during any period in which Ayers is receiving payments pursuant to this Agreement, the Board of Directors may ask Ayers to choose to discontinue the other work or forfeit the remaining payments. In addition, Ayers agrees not to refer any client or potential client of CryoCor to competitors of CryoCor, without obtaining CryoCor’s prior written consent, during the term of Ayers’ employment and during any period in which Ayers is receiving payments from CryoCor pursuant to this Agreement.

9. Confidentiality and Proprietary Rights. Ayers agrees to read, sign and abide by CryoCor’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Non-Solicitation.

10.1 Nonsolicitation of Customers or Prospects. Ayers acknowledges that information about CryoCor’s customers is confidential and constitutes trade secrets. Accordingly, Ayers agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Ayers will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from CryoCor.

10.2 Nonsolicitation of CryoCor’s Employees. Ayers agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Ayers will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s business by soliciting, encouraging or attempting to hire any of CryoCor’s employees or causing others to solicit or encourage any of CryoCor’s employees to discontinue their employment with CryoCor.

11. Injunctive Relief. Ayers acknowledges that Ayers’ breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to CryoCor and agrees that in the event of any such breach, CryoCor shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate. To the fullest extent permitted by law, Ayers and CryoCor agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between CryoCor and Ayers and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation and unemployment insurance benefits are excluded. For the purpose of this agreement to arbitrate, references to “CryoCor” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Ayers’ claims arise out of or relate to their actions on behalf of CryoCor. Notwithstanding the foregoing, Ayers and CryoCor each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by court action instead of arbitration.

12.1 Consideration. The mutual promise by CryoCor and Ayers to arbitrate any and all disputes between them (except for those as referenced otherwise above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules for employment disputes. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow applicable law. In the event the arbitrator does not follow applicable law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

12.4 Costs of Arbitration. CryoCor shall pay all costs in excess of those which would be required if the dispute was decided in a court of law.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of CryoCor under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of CryoCor. Ayers shall not be entitled to assign any of Ayers’ rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this

Agreement. This Agreement has been drafted by legal counsel representing CryoCor, but Ayers has participated in the negotiation of its terms. Furthermore, Ayers acknowledges that Ayers has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8 Survival. Subsection 7.7 (to the extent and for the duration that Ayers serves CryoCor as a consultant or director), and sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (Nonsolicitation), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Ayers’ employment by CryoCor and termination hereof.

14. Entire Agreement. This Agreement, including the CryoCor Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and CryoCor, Inc.’s 2000 Stock Option Plan and related option documents described in subsection 4.2 of this Agreement, and the Exhibits hereto, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Ayers and CryoCor. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

GREGORY M. AYERS

Dated: 11/30/02	/s/ GREGORY M. AYERS
1276 Nightingale Court
Los Altos, CA 94024

CRYOCOR, INC.

Dated 11/30/02	By:	/s/ PETER WULFF

Peter Wulff, VP, Finance and CFO [Print Name and Title]

EXHIBIT A

PERMITTED ACTIVITIES

Board Member, IntraLuminal Therepeutics, Inc.

Board Member, Alsius Corporation

Board Member, HemoSense, Inc.

Partner, ImedPro, GmbH, Cologne, Germany

Business Advisory Board, School of Biomedical Engineering, Purdue University

Engineering Visiting Committee, Schools of Engineering, Purdue University

Member-Manager, Ayers Medical Consulting, LLC

AMENDMENT TO FOURTH AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Fourth Amended and Restated Executive Employment Agreement (“Agreement”) dated November 30, 2002, by and between CryoCor, Inc., a Delaware corporation (“CryoCor”), and Gregory M. Ayers (“Ayers”) is entered into as of June 30, 2004.

RECITALS

WHEREAS, CryoCor and Ayers desire to amend the Agreement to (i) provide that Ayers shall not serve as a member of any outside board of directors, scientific advisory board or otherwise provide any consulting services to any other party, unless approved in writing by CryoCor’s board of directors, (ii) extend the initial term of the Agreement and (iii) reflect an additional option grant received by Ayers.

AGREEMENT

NOW THEREFORE, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement.

2.	Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:

“2.2 Level of Efforts; Loyalty. During Ayers’ employment by CryoCor, Ayers shall devote Ayers’ full business energies, interest, abilities and productive time, during normal business hours, to the proper and efficient performance of Ayers’ duties under this Agreement. During Ayers’ employment by CryoCor, Ayers’ shall not serve as a member of any outside board of directors, scientific advisory boards or otherwise provide any consulting services to any third party and shall resign as soon as practical from any such activities in which he currently participates (a) unless such activities are approved in writing by CryoCor’s board of directors and (b) provided that (i) such activities do not interfere with Ayers’ duties to CryoCor; (ii) such activities are not for the benefit of an entity that competes with CryoCor and/or any of its Affiliates (as defined herein), either directly or indirectly, in any manner or capacity, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of CryoCor and/or any of its Affiliates; and (iii) Ayers acknowledges that he is not serving on any such board or engaging in such other activities at the request of CryoCor and will not seek any indemnification from CryoCor under the Bylaws of CryoCor, this Agreement or any other agreement or as a matter of law with respect to such service and Ayers will not serve on any public company board unless that company carries director and officer liability insurance with customary coverage from reputable highly rated

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insurance carriers and indemnity agreements that provide for advances of Ayers’ expenses should he be sued in his capacity as director. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. Ayers may continue to serve on the board of directors of HemoSense, Inc., provided that, six (6) months from the date hereof CryoCor’s board shall review such service to determine if Ayers shall be allowed to continue to serve on such board.”

3.	Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

“3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on July 1, 2004 and continuing for one year (“Initial Term”), unless sooner terminated in accordance with the provisions hereof.”

4.	Section 4.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Ayers has previously been granted an incentive stock option to purchase (i) 233,333 shares of CryoCor common stock (“Common Stock”) under CryoCor, Inc.’s 2000 Stock Option Plan (the “Plan”) at an exercise price equal to $0.42 per share, subject to the terms of the option agreement related thereto (the “First Option”), (ii) 384,030 shares of Common Stock under the Plan, at an exercise price equal to $0.27 subject to the terms of the option agreement related thereto (the “Second Option”), and (iii) 1,489,691 shares of Common Stock under the Plan, at an exercise price equal to $0.02 subject to the terms of an option agreement related thereto (the “Third Option,” and together with the First Option and Second Option, the “Options”). The First Option and Second Option have been adjusted to reflect a 1 for 3 reverse stock split of the Company’s capital stock.”

5.	Exhibit A of the Agreement is hereby deleted in its entirety.

6.	The second sentence of Section 5.5 of the Agreement shall be amended as follows: “The Loan will be secured by the equity in Ayers’ current residence at 7657 Via Vivaldi, San Diego, CA 92127, and will be made pursuant to the terms of the Secured Promissory Note attached to the Agreement as Exhibit B.”

7.	Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

8.	This Amendment shall be governed by and construed in accordance with the laws of the State of California.

9.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year set forth above.

CRYOCOR, INC.

By:	/s/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Chairman of the Board
/s/ GREGORY M. AYERS
GREGORY M. AYERS

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